Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of The Primary Trend Fund on Form N-1A of our report dated August 16, 2007, on our audit of the financial statements and financial highlights of The Primary Trend Fund as of June 30, 2007, and for the year then ended, which report is incorporated by reference in the Annual Report to Shareholders.

BKD, LLP

/s/ BKD, LLP

Houston, Texas
October 28, 2008